April 30, 2014

Board of Directors

Clearwater Ventures, Inc.

Las Vegas, Nevada

Dear Sirs:

We hereby consent to the incorporation in Clearwater Ventures, Inc.’s Registration Statement on Form S-1 of our audit report dated April 30, 2014, relating to the Financial Statements as of February 28, 2014.

/s/ L.L. Bradford & Company, LLC

702-735-5030 ● 8880 West Sunset Road, Third Floor, Las Vegas NV 89148 ● www.llbradford.com